Exhibit 10.2

FORM OF EXCHANGE AGREEMENT

           THIS EXCHANGE AGREEMENT (the “Agreement”) is dated as of March 19, 2020, by and between XpresSpa Group, Inc., a Delaware corporation (the “Company”), and [ ] (the “Investor”).

           WHEREAS:

A.   Pursuant to that certain [ ], dated as of [ ], by and among the Company and the investors party thereto (the “Agreement”), the Investor and certain other investors (the “Other Investors” and together with the Investor, the “Investors”) received, among other securities, warrants (the “Warrants”) to purchase shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) as set forth therein (the “Warrant Shares”);

B.   The Company and the Investor desire to enter into this Agreement, pursuant to which, among other things, at the Closing (as defined below), and subject to receipt of the approval of the shareholders of the Company pursuant to Nasdaq Listing Rule 5635(d) and the receipt of the approval of the shareholders of the Company to increase the Company’s authorized shares pursuant to its certificate of incorporation (collectively, the “Shareholder Approval”), the Company and the Investor shall exchange the Warrants held by the investor at the Closing as determined pursuant to Section 1(a) below; and

C.   The exchange of the Warrants for the securities to be issued pursuant to Section 1(a) below are each being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

                 NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	EXCHANGE.

(a)       Exchange. Subject to the satisfaction or waiver of the conditions with respect to the Closing set forth in Sections 4 and 5 below, at the Closing the Investor and the Company shall, pursuant to Section 3(a)(9) of the Securities Act, exchange the Warrants for a number of shares of Common Stock (the “Shares”) in an amount equal to the product of (i) the number of Warrant Shares and (ii) 1.5; provided, however, that if the Base Share Price (as defined in the Warrants) is greater than the average the two lowest VWAPs during the five (5) trading days prior to the receipt of Shareholder Approval (the “Average VWAP”), then, for purposes of this Section 1(a), the number of Warrant Shares shall equal the quotient resulting from (x) the aggregate Exercise Price (as defined in the Warrants), divided by (y) the Average VWAP; provided, further, however, that in no event shall such Average VWAP be less than $0.01 (the “Floor Price”), and it being understood that if the Average VWAP is less than the Floor Price, the Average VWAP shall be equal to the Floor Price (the “Exchange”). For example, if the Holder presently holds Warrant Shares to purchase 1,000 shares of Common Stock and the Base Share Price is equal to $0.20 and the Average VWAP is equal to $0.05, the Holder will exchange the Warrant Shares for 6,000 shares, which is equal to the product of (i) 4,000 shares and (ii) 1.5. Notwithstanding anything herein, if the Investor would otherwise beneficially own in excess of any beneficial ownership limitation applicable to the Investor after giving effect to the Exchange, the Investor’s Warrants shall be exchanged for a number of Shares issuable to the Investor without violating the applicable beneficial ownership limitation and the remainder of the Investor’s Warrants shall automatically convert into pre-funded warrants to purchase the number of shares of Common Stock equal to the number of shares of Common Stock in excess of the applicable beneficial ownership limitation (the “Pre-Funded Warrants”). The form of pre-funded warrant is set forth as Exhibit A.

For purposes of this Section 1(a), “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on a trading market but is then reported on the OTC Pink Marketplace maintained by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Investor and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

i.       Closing. The issuance of the Shares and/or Pre-Funded Warrants, as the case may be (the “Closing”), shall occur at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 3rd Avenue, New York, NY 10017. The date and time of the Closing shall be 10:00 a.m., New York time, on the first (1st) Business Day on which the conditions to the Closing set forth in Sections 4 and 5 below are satisfied or waived (or such later date as is mutually agreed to by the Company and each Investor) (the “Closing Date”). If the Company fails for any reason to deliver to the Holder the Shares within 2 trading days of the date on which the conditions set forth in Sections 4 and 5 are satisfied or waived, or, as to shares underlying Pre-Funded Warrants within 2 trading days of the applicable Notice of Exercise, the Company shall pay to the Investor, in cash, as liquidated damages and not as a penalty, for each $1,000 of Shares or underlying shares subject to such delivery obligation (based on the VWAP of the Common Stock on the date hereof as to Shares and of the applicable Notice of Exercise as to shares underlying Prefunded Warrants), $10 per trading day (increasing to $20 per trading day on the fifth Trading Day after such liquidated damages begin to accrue) for each trading day after the applicable due date until such shares of Common Stock are delivered to the Investor.

ii.      Consideration. At the Closing, the Shares and/or Pre-Funded Warrants shall be issued to the Investor in exchange for the Warrants without the payment of any additional consideration.

iii.     Delivery. In exchange for the Warrants, the Company shall, at the Closing, (i) cause American Stock Transfer & Trust Company, LLC (together with any subsequent transfer agent, the “Transfer Agent”) through the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, to credit the Shares to the Investor’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system and (ii) if applicable, deliver or cause to be delivered to the Investor Pre-Funded Warrants. As of the Closing Date, all of the Investor’s rights under the Warrants shall be extinguished.

(b)       Other Documents. The Company and the Investor shall execute and/or deliver such other documents and agreements as are reasonably necessary to effectuate the Exchange.

2.	REPRESENTATIONS AND WARRANTIES

(a)       Investor Representations and Warranties. The Investor hereby represents and warrants to the Company as follows:

i.       Organization; Authority. The Investor is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full capacity, right, corporate, partnership, limited liability company or similar power and authority, as applicable, to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and performance by the Investor of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Investor. This Agreement has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Investor, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

ii.       Understandings or Arrangements. The Investor is acquiring the Shares and/or Pre-Funded Warrants hereunder as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares and/or Pre-Funded Warrants (this representation and warranty not limiting the Investor’s right to sell the Shares pursuant to any effective registration statement or otherwise in compliance with applicable federal and state securities laws). The Investor is acquiring the Shares and/or Pre-Funded Warrants hereunder in the ordinary course of its business.

iii.       Reliance on Exemptions. The Investor understands that the Shares and/or Pre-Funded Warrants are being offered and sold to in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, covenants, agreements, acknowledgments and understandings of the Investor contained in this Agreement in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares and/or Pre-Funded Warrants.

iv.       Risk of Loss. The Investor understands that its investment in the Shares and/or Pre-Funded Warrants hereunder involves a significant degree of risk, including a risk of total loss of the Investor’s investment, and the Investor has full cognizance of and understands all of the risk factors related to the issuance of the Shares and/or Pre-Funded Warrants, including, but not limited to, those risk factors included in all reports, schedules, forms, statements and other documents filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof, including the exhibits thereto and documents incorporated by reference therein (the “SEC Reports”). The Investor understands that no representation is being made as to the future value of the Shares and/or Pre-Funded Warrants.

v.       Investor Status. At the time the Investor was offered the Shares and/or Pre-Funded Warrants hereunder, it was, and as of the date hereof it is either: (i) an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. The Investor is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

vi.       Experience of the Investor. The Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares and/or Pre-Funded Warrants, and has so evaluated the merits and risks of such investment. The Investor is able to bear the economic risk of an investment in the Shares and/or Pre-Funded Warrants and, at the present time, is able to afford a complete loss of such investment.

(b)       Company Representations and Warranties.

i.       Organization and Qualification. The Company is an entity duly incorporated or otherwise organized under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.

ii.       Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors of the Company or the Company’s stockholders in connection herewith. This Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

iii.       No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance of the Shares and/or Pre-Funded Warrants hereunder and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject, or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

iv.       Issuance of the Shares and/or Pre-Funded Warrants. The Shares to be issued hereunder are duly authorized and, when issued and paid for in accordance with this Agreement and upon receipt of Shareholder Approval, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company. The Pre-Funded Warrants to be issued hereunder are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, free and clear of all liens imposed by the Company.

3.	COVENANTS.

(a)       Commercially Reasonable Efforts. The Company shall use its commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 4 of this Agreement. The Investor shall use its commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 5 of this Agreement.

(b)       Disclosure of Transactions and Other Material Information. On or before 9:30 a.m., New York time, on March 19, 2020, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Agreement in the form required by the Exchange Act, and attaching this Agreement and the form of Pre-Funded Warrant thereto as exhibits (including all attachments, the “8-K Filing”).

(c)       Holding Period. For the purposes of Rule 144, the Company acknowledges that the holding period of the Shares may be tacked onto the holding period of the Warrants, and the Company agrees not to take a position contrary to this Section 3(c).

(d)       Market Standstill. Except with respect to Exempt Issuances, in the event that Shareholder Approval is not received within 90 calendar days of the date of this Agreement, neither the Company nor any subsidiary of the Company shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents until Shareholder Approval shall have been received. “Exempt Issuance” means the issuance of (a) shares of Common Stock and options to officers, directors, employees or consultants of the Company after the Closing Date pursuant to plans approved by the shareholders of the Company and which issuances are approved by a majority of the independent members of a committee of the board of directors (provided, if to consultants, not in excess of 100,000 shares of common stock or common stock equivalents in any 30 day period, subject to adjustment for reverse and forward stock splits and the like, provided, further that such securities are restricted for transfer for at least a period of 180 days following the Closing Date), (b) securities upon the exercise or exchange of or conversion of any Shares issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities and any term thereof have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall be intended to provide to the Company substantial additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith from the date hereof until 180 days after the Closing Date, (d) securities as payment for investment banking services provided to the Company (provided not in excess of 250,000 shares of common stock or common stock equivalents in any 12-month period, subject to adjustment for reverse and forward stock splits and the like. provided, further that such securities are restricted for transfer for at least a period of 180 days following the Closing Date), (e) shares of Common Stock issued to third party vendors as payment for goods or services (provided, if to consultants, not in excess of 250,000 shares of common stock or common stock equivalents in any 30 day period, subject to adjustment for reverse and forward stock splits and the like, provided, further that such securities are restricted for transfer for at least a period of 180 days following the Closing Date), (f) shares of Common Stock issued to the Company’s Airport Concession Disadvantaged Business Enterprise partners, (g) Common Stock issued as payment of interest pursuant to that certain Credit Agreement dated as of April 22, 2015, as subsequently amended, by and between XpresSpa Holdings, LLC and B3D, LLC and (h) securities issued as payment of interest pursuant to that certain unsecured convertible note dated as July 8, 2019 by and between the Company and Calm.com, Inc., provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith from the date hereof until 180 days after the Closing Date.

4.	CONDITIONS TO COMPANY’S OBLIGATIONS HEREUNDER.

The obligations of the Company to the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:

(a)       The Investor shall have duly executed this Agreement and delivered the same to the Company.

(b)       The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and the Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to the Closing Date.

(c)       The Company shall have received Shareholder Approval.

5.	CONDITIONS TO INVESTOR’S OBLIGATIONS HEREUNDER.

The obligations of the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)       The Company shall have duly executed and delivered this Agreement to the Investor.

(b)       At the Closing, the Company shall have electronically delivered to the Investor (or its designee) through DTC the Shares.

(c)       If applicable, at the Closing, the Company shall have delivered to the Investor (or its designee) any applicable Pre-Funded Warrants.

(d)       The Company shall have delivered to the Investor a certificate signed by the Chief Executive Officer of the Company with the authorizing resolutions.

(e)       The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(f)       No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement.

6.	TERMINATION.

In the event that the Closing does not occur on or before June 30, 2020 due to the Company’s or the Investor’s failure to satisfy the conditions set forth in Sections 4 and 5 hereof (and the nonbreaching party’s failure to waive such unsatisfied conditions(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party. Upon such termination, the terms hereof shall be null and void.

7.	MISCELLANEOUS.

(a)       No Commissions. Neither the Company nor the Investor has paid or given, or will pay or give, to any person, any commission or other remuneration, directly or indirectly, in connection with the transactions contemplated by this Agreement.

(b)       Notice. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted via electronic mail, in each case addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. The addresses for such communications shall be: (i) if to the Company, to: XpresSpa Group, Inc., 254 West 31st Street, 11th Floor, New York, New York 10001, Attn: Douglas Satzman, Chief Executive Officer, E-mail: dsatzman@xpresspa.com, with a copy by electronic mail only to (which shall not constitute notice): Daniel Bagliebter, Esq., 666 Third Avenue, New York, New York 10017, E-mail: dabagliebter@mintz.com, and (ii) if to the Holder, to: the addresses indicated on the signature pages hereto.

(c)       Amendments; Equal Treatment. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and the Investor. This Agreement is one of a number of substantially similar Exchange Agreements entered into on or about the date hereof (collectively, the “Exchange Agreements”). The Company shall not (directly or indirectly) amend, modify, supplement, or waive any provision of any other Exchange Agreement that has the effect of conferring upon the counterparty to such Exchange Agreement any rights that are more favorable than those afforded to Investor by this Agreement (“Additional Rights”) unless the Investor has been offered in writing the opportunity to receive the Additional Rights.

(d)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY: XPRESSPA GROUP, INC.
By:
	Name:	Douglas Satzman
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

INVESTOR:
By:
Name:
Title:

Number of Warrants exchanged:
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Address for Notice:
________________________________
________________________________
________________________________
________________________________

E-mail Address for Notice:

Facsimile Number for Notice: